UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2012

BJ'S RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue, Suite 300
Huntington Beach, CA 92647
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (714) 500-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)               Effective December 3, 2012, Jerry Deitchle, the Chief Executive Officer, President and Chairman of the Board of BJ's Restaurants, Inc. (the "Company"), will retire as President of the Company but will continue to serve as Chairman of the Company's Board of Directors.  In order to assist in the transition to the Company’s incoming Chief Executive Officer, Mr. Deitchle is expected to remain as Chief Executive Officer of the Company under the terms of his existing employment agreement through February 1, 2013. From February 1, 2013 through June 30, 2013, Mr. Deitchle is expected to provide transition services to the Company as a consultant and, in addition to any non-employee director fees, he will receive a consulting fee of $20,000 per month during such period as well as reimbursement for office, automobile and cell phone expenses totaling approximately $3,000 per month.  In connection with this transition, the Company also agreed to provide Mr. Deitchle group health insurance coverage or reimbursement through December 31, 2017, and to accelerate the remaining unvested portion of an equity award dated December 31, 2008 involving an option to purchase 8,559 shares of the Company’s common stock at a price of $10.11 per share.

(c)               On October 28, 2012, the Company entered into an Employment Agreement (the "Employment Agreement") with Gregory Trojan, age 53, pursuant to which Mr. Trojan will become the Company's President effective as of December 3, 2012.  In addition, pursuant to the terms of the Employment Agreement and effective on or about December 3, 2012, Mr. Trojan will be appointed to the Company's Board of Directors.  Effective February 1, 2013, Mr. Trojan will become the Company’s Chief Executive Officer, under the terms of the Employment Agreement.

Since October 2007, Trojan has been employed by Guitar Center Holdings, Inc., a leading retailer of music products.  Mr. Trojan initially joined Guitar Center as President and Chief Operating Officer and became CEO and a director in November 2010.  From 1996 to 2006, Mr. Trojan served as President and CEO of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties.  Prior to that, he served as CEO of the California Pizza Kitchen restaurant chain for two years when it was owned by PepsiCo Inc., and also held various other positions within PepsiCo from 1990 to 1996.  Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Co.  Mr. Trojan has previously served on the Board of Directors at Oakley Inc. from June 2005 through November 2007, and since March 2010, he has served as a director of Domino's Pizza, Inc.

The following is a brief summary of the material terms of the Employment Agreement, which is qualified in its entirety by the terms of the Employment Agreement, which is attached to hereto and incorporated herein as Exhibit 10.1:

Term.   Effective as of December 3, 2012 and terminating December 31, 2017 (unless earlier terminated in accordance with the terms of the Employment Agreement).  Automatic renewals for additional one year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary.  $850,000 subject to increase at the discretion of the Compensation Committee.

Special Bonus.  A special signing bonus in the amount of $350,000 will be payable by the Company on January 31, 2013.

Bonus Opportunity.  Annual bonus opportunity targeted at no less than 80% of Mr. Trojan's base salary.  Actual bonuses to be determined by the Board of Directors based upon performance criteria established by the Compensation Committee after consultation with Mr. Trojan.

Additional Benefits.  Certain fringe benefits including up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, family health insurance and the right to participate in the other benefit plans made available to the Company’s executive officers.  In addition, the Company agreed to pay up to $20,000 of Mr. Trojan's legal fees incurred in connection with negotiation and documentation of the Employment Agreement.

Equity Grant.  Effective December 3, 2012, Mr. Trojan will receive an equity award under the Company's 2005 Equity Incentive Plan having an aggregate grant date value of $3,750,000 and consisting of non-qualified stock options and restricted stock units.
The stock options and restricted stock units vest in five equal annual installments of 20% commencing on the first yearly anniversary of Mr. Trojan's start date and ending on the fifth yearly anniversary.  The options expire on the earliest of (i) the tenth yearly anniversary of the date of grant, (ii) 12 months following any termination by the Company without Cause, resignation for Good Reason, or termination as a result of the death or disability of Mr. Trojan, (iii) 90 days following Mr. Trojan's resignation without Good Reason, or (iv) the date of any termination by the Company for Cause.  If, prior to December 3, 2013, Mr. Trojan's employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) or by Mr. Trojan for “Good Reason” (as defined in the Employment Agreement), the stock options and restricted stock unit awards shall automatically vest so that 20% of the total award is vested as of the termination date.

Termination; Severance.  The Company may terminate Mr. Trojan’s employment at any time.  If Mr. Trojan is terminated for any reason (other than for Good Reason) or if Mr. Trojan dies or becomes disabled, he (or his estate) will be entitled tor receive the following (the "Base Termination Payments"): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law or Company plans, contracts or arrangements.

In the event of termination without Cause or by Mr. Trojan for Good Reason, in addition to the Base Termination Payments, Mr. Trojan shall be entitled to receive the following: (i) any earned but unpaid bonus for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 100% of his then current base salary; provided, however, that if the termination occurs prior to December 3, 2014, the lump sum cash payment shall equal 200% of his then current base salary.

Board Seat.  The Company has agreed to take all reasonable action to cause Mr. Trojan to be appointed or elected to the Board promptly following his start date and thereafter during the term of the Employment Agreement.

Definition of Cause.  For purposes of the Employment Agreement, “Cause” means (i) an act or acts of dishonesty undertaken by Mr. Trojan and intended to result in material personal gain or enrichment of Mr. Trojan or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate and that is materially injurious to the Company, (iii) the conviction or plea of nolo contendere of Mr. Trojan of a felony, (iv) the commission by Mr. Trojan of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or its affiliates (subject to a notice requirement from the Board and a 30-day cure period), (v) the ongoing and repeated material neglect of Mr. Trojan's duties on a general basis (other than as a result of illness or disability) (subject to a notice requirement and a 30-day cure period), or (vi) the material breach of any terms and conditions of the Employment Agreement by Mr. Trojan (subject to a notice requirement and a 30-day cure period).

Definition of Good Reason.  For purposes of the Employment Agreement and subject to the Company's right to cure within 30 days after written notice, "Good Reason" means: (i) the appointment of any individual other than Gerald W. Deitchle as Chief Executive Officer prior to February 1, 2013; (ii) the failure to appoint Mr. Trojan as Chief Executive Officer effective February 1, 2013; (iii) removal of Mr. Trojan from his then-current offices or from the Board (or any failure by the Company to nominate or seek reelection of Mr. Trojan to the Board) other than for death, disability, Cause or his voluntary resignation, (iv) any involuntary material reduction in Mr. Trojan's then-current base salary or any involuntary material reduction in his comprehensive benefits package, (v) assignment to Mr. Trojan of duties that represent or constitute a material adverse change in his position, duties, responsibilities and status with the Company, (vi) an involuntary material adverse change in Mr. Trojan's authorities or reporting responsibilities; except in connection with his termination for Cause, or by reason of his death, disability or voluntary resignation, (vii) a relocation of the Company’s principal executive offices to a location that is more than 60 miles from the location of Mr. Trojan’s primary residence (La Cañada Flintridge, California) that was not recommended by the Mr. Trojan to the Board, or (viii) the material breach of any terms and conditions of the Employment Agreement by the Company.

Covenants.  The Employment Agreement contains customary confidentiality, non-competition, non-solicitation, and non-disparagement provisions .

(d)           Mr. Trojan is expected to be appointed to serve as a member of the Board of Directors effective on or about December 3, 2012.  See Item 5.02(c) above.

(e)           See description of the Employment Agreement in Item 5.02(c) above and the description of certain transition compensation payable to Mr. Deitchle in Item 5.02(b) above.

Item 8.01  Other Events

On October 29, 2012, the Company issued a press release announcing the hiring of Gregory Trojan as Chief Executive Officer and President and the retirement of Jerry Deitchle as Chief Executive Officer and President.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                                Description

10.1	Employment Agreement, dated October 28, 2012, between the Company and Gregory Trojan

99.1	Press Release dated October 29, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ'S RESTAURANTS, INC.

Date: October 29, 2012	By:	/s/ Gregory S. Levin
Gregory S. Levin, Chief Financial Officer and Principal Accounting Officer